SAN DIEGO--(BUSINESS WIRE)--Nov. 11, 2013-- Illumina, Inc. (NASDAQ:ILMN) today announced it has appointed Francis deSouza to the role of President. Mr. deSouza will report to Chief Executive Officer Jay Flatley and will lead Illumina's business units and the core functions responsible for envisioning, developing and producing the company's products. He will also become part of Illumina's executive management team, which is responsible for directing all aspects of company strategy, planning and operations. Mr. deSouza has nearly two decades of technology experience and has successfully brought products to market in startups and large organizations.

"Francis' broad technology background, his experience in providing complex technology solutions, and his roles in scaling and leading both entrepreneurial startups and large enterprises make him ideal for the role," said Jay Flatley. "We are very excited to have Francis join our team as he brings a unique combination of global expertise, business acumen and technology depth."

Mr. deSouza currently serves as President of Products & Services at Symantec Corporation, where he is responsible for driving the vision for Symantec's market-leading portfolio, and is part of the executive team setting the company's strategic direction. Prior to his current role, he served in a variety of executive roles at Symantec, joining the company through the acquisition of IMlogic in February of 2006, where he was co-founder and CEO. Before his years at IMlogic and Symantec, Mr. deSouza was co-founder and CEO of Flash Communications, a provider of corporate instant messaging that was acquired by Microsoft in 1998. Following that acquisition, he joined Microsoft and led the team responsible for the development of the company's enterprise real-time collaboration offerings. He currently serves as Chairman of the Board for MedHelp, the world's largest online health community. Mr. deSouza holds a number of patents in computer security, and graduated from the Massachusetts Institute of Technology with MS and BS degrees in Electrical Engineering and Computer Science. Mr. deSouza will join the Illumina team in December.

About Illumina

Illumina (www.illumina.com) is a leading developer, manufacturer, and marketer of life science tools and integrated systems for the analysis of genetic variation and function. We provide innovative sequencing and array-based solutions for genotyping, copy number variation analysis, methylation studies, gene expression profiling, and low-multiplex analysis of DNA, RNA, and protein. We also provide tools and services that are fueling advances in consumer genomics and diagnostics. Our technology and products accelerate genetic analysis research and its application, paving the way for molecular medicine and ultimately transforming healthcare.

Source: Illumina, Inc.
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